Exhibit 10.64

[Gymboree Letterhead]

February 7, 2005

Stuart Moldaw
The Gymboree Corporation
1550 El Camino Real, Suite 290
Menlo Park, CA  94025-4100

Dear Stuart,

          We are pleased that you have agreed to continue in the employ of The Gymboree Corporation (the “Company”) as a management advisor with respect to the Company’s real estate and other matters.

          You will receive annual cash compensation of $55,000, with the increase retroactive to June 14, 2004, payable in accordance with the Company’s normal payroll practices.  The Company will also continue to provide you with an offsite office and an assistant (the “Office”).  A portion of the costs of providing the office ($20,000) will be non-cash compensation to you effective as of June 14, 2004.

          The term of this agreement will continue until January 31, 2008.  However, your employment with the Company is “at will.” This means that the Company may terminate your employment at any time, for any reason or no reason and with or without cause, on notice from the Chief Executive Officer of the Company.  Similarly, you are free to resign at any time, for any reason or for no reason, on notice to the Company.

          If this agreement is terminated by the Company without cause, (1) your salary will be payable through January 31, 2008 and (2) the Company will continue to provide the Office through January 31, 2008.

          This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral, including the agreement dated January 6, 2003.  This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

          To indicate your acceptance of the above terms, please sign and date this letter in the space provided below.

Sincerely,

THE GYMBOREE CORPORATION

By:	/s/ LISA M. HARPER

Its:	Chief Executive Officer

Acknowledged and agreed
this 24th day of March, 2005

/s/ STUART MOLDAW

Stuart Moldaw